QUICK-MED TECHNOLOGIES, INC.

LADD GREENO EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of August 6, 2007 (the “Effective Date”) by and between Quick-Med Technologies, Inc. (the “Company”) and J. Ladd Greeno (“Executive”).

1.             Duties and Scope of Employment.

(a)           Positions and Duties.  Executive began employment with the Company on June 11, 2007 (the “Start Date”).  As of the Effective Date, Executive will serve as the Company’s Chief Executive Officer (the “CEO”) and will report to the Company’s Board of Directors (the “Board”).  Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position as the CEO of the Company, as will reasonably be assigned to him by the Board.  The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term”.

(b)           Board Membership.  Executive will be appointed to serve as a member of the Board, subject to any required Board and/or stockholder approval.

(c)           Obligations.

(i)           From the Start Date and through the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company.  From the Start Date and through the Employment Term, Executive agrees that he will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during Executive’s employment with the Company, nor will Executive engage in any other business activities that conflict with Executive’s obligations to the Company.  Executive agrees that he will not serve on the board of directors of any other Company without the prior approval of the Board.

(ii)           Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive’s entering into, or performing services under, this Agreement.  Executive further represents that he has disclosed to the Company in writing all threatened, pending, or actual claims that are unresolved and still outstanding, in each case, against Executive of which he is aware, if any, as a result of his employment with his previous employer (or any other previous employer) or his membership on any boards of directors.

2.            At-Will Employment.  Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment.  Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without cause, at the option either of the Company or Executive.  However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

3.             Compensation.

(a)           Base Salary.  During the Employment Term, the Company will pay Executive an annual salary of Two Hundred Fifty Thousand Dollars ($250,000) as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to the usual, required withholdings.  The Base Salary will be reviewed by the Board on an annual basis and will be subject to increase in the Company’s discretion.

(b)           Bonus.  Executive will be eligible to receive an annual bonus (the “Annual Bonus” of up to fifty percent (50%) of the Base Salary, less applicable tax withholdings, upon the achievement of performance objectives that will be reasonably determined by the Board or the Board’s Compensation Committee in consultation with Executive within forty-five (45) days after the Effective Date, and annually thereafter as part of the Company’s annual planning process. However, in no event shall Executive’s performance objectives be established until the plans and performance objectives of the Company and all other managers that are to be established or approved by the Board or the Compensation Committee have been established, approved, and aligned with Executive’s performance objectives. The Annual Bonus will be due and payable to the Executive no later than two months after the close of each fiscal year for which the Annual Bonus is payable.  The Annual Bonus shall be made by the Company in the form of cash unless the Board, in good faith, determines that the Company has insufficient funds to pay the Annual Bonus in cash, in which case the bonus shall be paid in the form of fully-vested equity.  Nothing in this paragraph limits the Board in its discretion from providing additional equity-based compensation greater than what is described herein.

(c)           Equity Awards.

(i)           Executive will be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time.  The Board or its committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

(ii)           Subject to Board approval, the Company will grant Executive two options (each, an “Option”, and together, the “Options”) to purchase that number of shares of the Company’s common stock equal to five percent (5%) of the Company’s outstanding equity on the date of grant, calculated on a fully diluted basis and taking into account any equity commitments to other employees that were made as of the Start Date and which remain outstanding as of the grant date (the “Share Number”).  The first Option will be granted, subject to Board approval, on the Effective Date with respect to twenty-five percent (25%) of the Share Number at an exercise price of $0.75 per share and will be fully vested and immediately exercisable on the date of grant.  The second Option will be granted, subject to Board approval, at a date determined by the Board, but no later than October 1, 2007, and will be granted with respect to seventy-five percent (75%) of the Share Number.  The second Option will vest and become exercisable as to 1/16th of the shares subject to the Option on each three (3)-month anniversary of the Start Date, subject to Executive’s continued service with the Company through each such date.  Each Option will have a maximum term of five (5)-years.  The second Option will have an exercise price equal to the fair market value of the underlying shares as of the date of grant of the relevant Option, calculated in a manner to comply with Section 409A (as defined below).  Each Option will be subject to the terms and conditions of the equity award grant agreements set out at Exhibit A and B, respectively. Notwithstanding the foregoing or anything in the Agreement to the contrary, except in the event of a Change in Control, if before the one (1) year anniversary of the Start Date (A) the Company terminates Executive’s employment for Cause (as defined below) or (B) Executive voluntary resigns from his employment with the Company for any or no reason except Good Reason (as defined below), the vested shares subject to the Options will be forfeited and Executive will have no further rights thereunder.  The shares subject to the Options will be held in escrow until the one (1) year anniversary of the Start Date.  The Company agrees to use its best efforts to file a Form S-8 to register the Shares to be issued under the Options as soon as practicable.

4.            Employee Benefits.  During the Employment Term, Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other senior executive officers of the Company, as such plans, policies and arrangements may exist from time to time.   The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.             Vacation.  During the Employment Term, Executive will be entitled to paid vacation of four (4) weeks per year in accordance with the Company’s vacation policy, prorated for calendar year 2007.  The timing and duration of specific vacations will be mutually and reasonably agreed to by the parties hereto.

6.             Expenses.  The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.             Location/Relocation.  As of the Effective Date, Executive will work from home; however, Executive may be asked to develop a Company office in the Boston area.  If during the Employment Term the Company and Executive mutually agree to relocate Executive’s principal place of employment to Florida or another area, the Company will reimburse Executive for: (a) reasonable moving and travel expenses incurred by Executive and his family during any relocation in connection with his employment with the Company, (b) insurance for Executive’s possessions during such relocation, and (c) certain reasonable real estate and legal fees incurred in connection with the relocation.  The Company will reimburse Executive for the relocation expenses detailed in this paragraph with the intent of cash neutrality up to an aggregate amount to be mutually agreed by the Executive and the Company.

8.             Temporary Accommodations.  During the Employment Term, if Executive is required to meet with Company employees and consultants for an extended period of time, the Company will provide Executive with temporary accommodations in close proximity to the Company’s office in either Gainesville or Boca Raton, Florida, or such other location.  The Company will provide Executive similar temporary accommodations in the event of an interim relocation.

9.           Tax Filing/Legal Assistance.  The Company will reimburse Executive for reasonable fees incurred for tax and/or legal professional assistance in connection with the negotiation, review, preparation and execution of this Agreement.  Such fees must be pre-approved by the Company.

10.           Tax Gross Up.  To the extent that the Company’s reimbursement of payments to or provision of temporary accommodations for the Executive as is provided for in this Agreement is considered taxable income to the Executive, the Company shall pay the Executive an amount such that the net after-tax payment shall be at least equal to all tax liabilities associated with any payments made or accommodations provided to the Executive by the Company pursuant to this Agreement.

11.           Termination of Employment.  In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) unpaid, but earned and accrued Annual Bonus for any completed fiscal year as of his termination of employment, provided that CEO was not terminated for Cause that was attributable to conduct during the performance period; (c) pay for accrued but unused vacation; (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (e) unreimbursed expenses required to be reimbursed to Executive; and (f) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable.  In addition, depending on the reason for termination, Executive may be entitled to the amounts and benefits specified in Section 12.

12.           Severance.

(a)           Termination without Cause; Resignation for Good Reason; Resignation In Connection with a Change of Control.  If (i) the Company terminates Executive’s employment without Cause, (ii) Executive resigns from his employment with the Company for Good Reason (as defined below), or (iii) Executive resigns from his employment with the Company for any or no reason within one hundred eighty (180) days following a Change of Control (as defined below), then, subject to Section 16, Executive will receive:

(i)           Subject to Section 14, continuing payments of severance pay at a rate equal to his Base Salary as then in effect (less applicable tax withholdings) for twelve (12) months from the date of such termination, payable in accordance with the Company’s normal payroll policies; and

(ii)           Subject to Section 14, the Company shall pay to the Executive the Executive’s Annual Bonus for the fiscal year in which the Executive’s employment under this Agreement terminated, which shall be pro-rated to reflect the number of days of the fiscal year during which the Executive was employed by the Company.  For purposes of this Section 12(a)(ii), the Company’s Board of Directors shall determine, in good faith, the amount of the Annual Bonus.

(iii)           Executive will be eligible to receive the same level of health (i.e., medical, vision and dental) coverage and other benefits as in effect for Executive, and, if applicable, Executive’s dependents, on the day immediately preceding Executive’s termination at the same cost to him as was in effect on the day prior to his separation from service; provided, however, that (1) Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”); and (2) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA.  The Company will reimburse Executive’s COBRA premiums until the earlier of (A) twelve (12) months from Executive’s termination, or (B) until Executive obtains substantially similar coverage under another employer’s group insurance plan.

(b)           Termination for Cause, Death or Disability; Resignation without Good Reason or Not In Connection with a Change of Control.  If (i) the Company terminates Executive’s employment for Cause, (ii) Executive’s employment terminates due to death or Disability (as defined below), or (ii) Executive resigns his employment with the Company without Good Reason (other than a resignation that is within one hundred eighty (180) days following a Change of Control), then (1) all vesting will terminate immediately with respect to Executive’s outstanding equity awards; (2) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned, including unused and accrued vacation); and (3) Executive will  not be eligible for severance or other benefits, except in accordance with any generally applicable Company plans or policies as are then in effect.

13.           Change of Control.

(a)           If the Company undergoes a Change of Control before the one (1) year anniversary of the Start Date, fifty percent (50%) of the unvested shares subject to Executive’s outstanding equity awards will immediately vest and become exercisable or released from the Company’s repurchase or reacquisition right.

(b)           If the Company undergoes a Change of Control on or after the one (1) year anniversary of the Start Date, one hundred percent (100%) of the unvested shares subject to Executive’s outstanding equity awards will immediately vest and become exercisable or released from the Company’s repurchase or reacquisition right.

14.           Code Section 409A.  Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code and any final regulations and guidance promulgated thereunder (“Section 409A”) at the time of Executive’s separation from service, then any severance payments payable pursuant to this Agreement and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to Executive on or within the six (6) month period following Executive’s separation from service will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s separation from service.  On or before the date of the Executive’s separation from service, the Company shall place the Deferred Compensation Separation Benefits into an escrow account which shall earn interest at the short-term applicable federal rate pending payout to the Executive as provided for in this Section.  All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

15.           Additional Limitation.

(a)           Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(i)           If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

(ii)           If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount.  To the extent that there is more than one method of reducing the payments to bring them within the Threshold Amount, the Executive shall determine which method shall be followed; provided that if the Executive fails to make such determination within 15 business days after the Company has sent the Executive written notice of the need for such reduction, the Company may determine the amount of such reduction in its sole discretion.

(b)           For the purposes of Section 15(a), “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(c)           The determination as to which of the alternative provisions of Section 15(a)(i) above shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.  For purposes of determining which of the alternative provisions of Section 15(a)(i) above shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

16.           Conditions to Receipt of Severance; No Duty to Mitigate.

(a)           Separation Agreement and Release of Claims.  The receipt of any severance or other benefits pursuant to Section 12 will be subject to Executive signing and not revoking a separation agreement and release of claims in the form set out at Exhibit C.  No severance or other benefits will be paid or provided until the separation agreement and release agreement becomes effective.

(b)           Non-solicitation and non-compete.  The receipt of any severance or other benefits pursuant to Section 12 will be subject to Executive agreeing that during the Employment Term and Continuance Period (as defined below), Executive will not (i) solicit any employee of the Company (other than Executive’s personal assistant) for employment other than at the Company, or (ii) directly or indirectly engage in, have any ownership interest in or participate in any entity that as of the date of termination, competes with the Company in any substantial business of the Company or any business reasonably expected to become a substantial business of the Company.  Executive’s passive ownership of not more than 1% of any publicly traded company and/or 5% ownership of any privately held company will not constitute a breach of this Section 8(b).

(c)           Non-disparagement.  During the Employment Term and Continuance Period (as defined below), (i) Executive will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Company; and (ii) the Company and its officers and directors will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Executive.  Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict the Executive, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

(d)           Other Requirements.  Executive’s receipt of continued severance payments will be subject to Executive continuing to comply with the terms of this Section 16 as well as Sections 17 and 18 below.

(e)           No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

17.           Confidential Information.

(a)           Company Information.  The Executive agrees at all times during the term of his employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company.  The Executive understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, databases, customer lists and customers (including, but not limited to, customers of the Company on whom the Executive called or with whom the Executive became acquainted during the term of his employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to the Executive by the Company either directly or indirectly, in writing, orally, by drawings, or by observation of parts or equipment to the extent that the Company maintained such information as confidential during the Executive’s employment.  The Executive further understands that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of the Executive or of others who were under confidentiality obligations as to the item or items involved.

(b)           Former Employer Information.  The Executive agrees that he will not, during his employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that he will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c)           Third Party Information.  The Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  The Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such third party.

(d)             Returning Company Documents.  The Executive agrees that, at the time of his separation of service from the Company, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by him pursuant to his employment with the Company or otherwise belonging to the Company, its successors or assigns.

18.           Inventions.

(a)           Inventions Retained and Licensed.  Executive has attached as Exhibit D, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by him prior to his employment with the Company, which belong to him, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”); or, if no such list is attached, the Executive represents that there are no such Prior Inventions.  If in the course of the Executive’s employment with the Company, he incorporates into any invention, improvement, development, product, copyrightable material or trade secret any invention, improvement, development, concept, discovery or other proprietary information owned by him or in which he has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such product, process or machine.

(b)           Assignment of Inventions. The Executive agrees that he will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all his right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Executive is in the employ of the Company (collectively referred to as "Inventions").  The Executive further acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of and during the period of his employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

(c)           Inventions Assigned to the United States.  The Executive agrees to assign to the United States government all his right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d)           Maintenance of Records.  The Executive agrees to keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) during the term of his employment with the Company.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times.

(e)           Patent and Copyright Registrations.  The Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  The Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement.  If the Company is unable because of the Executive’s mental or physical incapacity or for any other reason to secure his signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then the Executive hereby irrevocably designates and appoint the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Executive.

19.           Definitions.

(a)           Cause.  For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i)            Willful and fraudulent misrepresentation as to Executive’s qualifications to be CEO of the Company;

(ii)           Indictment for, conviction of or plea of nolo contendre to any crime of fraud or theft;

(iii)           Willful misconduct or gross negligence on the part of the Executive in the performance of his duties under this Agreement resulting in material adverse effect on the finances or reputation of the Company;

(iv)           Conflict of interest or breach of fiduciary duty owed by the Executive to the Company;

(v)           Willful breach or habitual neglect of significant and material duties Executive is required to perform under this Agreement;

(vi)           Breach of a material covenant in this Agreement; or

(vii)           Material or repeated violations or material or repeated non-observance of any term of this Agreement;

Provided that the conduct described in Sections 19(a)(iv) – (vii) shall not constitute Cause unless such conduct has continued for a period of at least 30 days after the Executive has received written notice from the Company’s Board of Directors of its belief that such conduct may give rise to a termination for Cause under this Agreement and Executive has nevertheless failed to remedy such conduct to the good faith satisfaction of the Board of Directors.

(b)           Change of Control.  For purposes of this Agreement, “Change of Control” will mean the occurrence of any of the following events:

(i)            A sale of all or substantially all of the Company’s assets; or

(ii)           Any merger, consolidation or other transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the voting securities of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) a majority of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.

(c)           Good Reason.  For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:

(i)           A material reduction in Executive’s base salary;

(ii)           A material reduction in Executive’s authority, duties or responsibilities;

(iii)           A requirement that the Executive report to a corporate officer of employee, as opposed to the Company’s Board of Directors;

(iv)           A material relocation of Executive’s primary place of employment, provided however, that in no instance will such a relocation be deemed material if it is less than fifty (50) miles from the Company’s location at which Executive performs most of his services immediately prior to such relocation; or

(v)           A material breach by the Company of any of its obligations under this Agreement;

provided that Executive notifies the Company in writing of such event within 30 days of its occurrence and further provides the Company thirty (30) days to remedy the situation before terminating his employment no more than ninety (90) days after such occurrence.

(d)           Continuance Period.  For purposes of this Agreement, “Continuance Period” will mean the period of time beginning on the date of the termination of Executive’s employment and ending on the date on which Executive is no longer receiving Base Salary payments under Section 12.

(e)           Disability.  For purposes of this Agreement, “Disability” will mean Executive’s absence from his responsibilities with the Company on a full-time basis for one hundred twenty (120) calendar days in any consecutive one hundred eighty (180) day period as a result of Executive’s mental or physical illness or injury.  The Company plans to, but has not yet implemented a Long Term Disability Policy.  During the Employment Term, Executive will be eligible to participate in the Company’s Long Term Disability benefits as applicable to other senior executive officers of the Company to the extent that such Long Term Disability Policy exists.

20.           Indemnification.  Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

21.           Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

22.           Notices.  All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Compensation Committee

c/o Corporate Secretary
3427 SW 42nd Way
Gainesville, FL 32608

If to Executive:

at the last residential address known by the Company with a copy to the Executive’s counsel:

Heidi Goldstein Shepherd
Goodwin Procter LLP
Exchange Place
Boston, MA 02109

23.           Severability.  If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

24.           Arbitration.  The Parties agree that any and all disputes arising out of the terms of this Agreement and the interpretation of its terms, or any disputes arising out of Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, and any of the matters herein released will be subject to binding arbitration.  In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a Single Arbitrator mutually acceptable to both parties.  If the Parties cannot agree on an Arbitrator, then the moving party may file a Demand for Arbitration with JAMS in Boston, Massachusetts who will be selected and appointed consistent with the its  Employment Arbitration Rules & Procedures (the “JAMS RULES”), except that such Arbitrator must have the qualifications set forth in this paragraph.  Any arbitration will be conducted in a manner consistent with the JAMS Rules, supplemented by the Massachusetts Rules of Civil Procedure.  The Parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Employee Agreement.  If the Executive is the prevailing party in any court action concerning either the Employer’s or the Executive’s rights or obligations under this Agreement, the Employer shall reimburse the Executive for all of the reasonable attorney’s fees and costs that the Executive incurs in connection with such proceeding and shall make a further payment to compensate the Executive for all tax liabilities associated with such reimbursement and with such supplemental payment.

25.           Integration.  This Agreement , together with the equity award grant agreements that describe Executive’s outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto.  In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement.  To the extent that any provisions of this Agreement conflict with those of any other agreement to be signed upon Executive’s hire, the terms in this Agreement will prevail.

26.           Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

27.           Survival.  The Company’s and Executive’s responsibilities under Sections 12, 16, 17 and 18 will survive the termination of this Agreement.

28.           Headings.  All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

29.           Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

30.           Governing Law.  This Agreement will be governed by the laws of the state of Massachusetts without regard to its conflict of laws provisions.

31.           Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

32.           Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

QUICK-MED TECHNOLOGIES, INC.

/s/ Michael R. Granito	Date: AUGUST 6, 2007
MICHAEL R. GRANITO
CHAIRMAN

EXECUTIVE:

/s/ J. Ladd Greeno	Date: AUGUST 6, 2007
J. LADD GREENO

[SIGNATURE PAGE TO LADD GREENO EMPLOYMENT AGREEMENT]

Exhibit A

Equity Award Grant Agreement

(First Option)

This Stock Option Agreement (this "Agreement") is made and entered into as of the Date of Grant set forth below (the "Date of Grant") by and between Quick-Med Technologies, Inc., a Nevada corporation (the "Company"), and the Optionee named below. ("Optionee").  Capitalized terms not defined herein shall have the meanings ascribed to them in the Employment Agreement dated July __, 2007 between the Optionee and the Company (the "Employment Agreement").

Optionee:

Social Security Number:

Optionee's Address:

Total Option Shares:

Exercise Price per Share:

Date of Grant:

Vesting Start Date:

Expiration Date:
(unless earlier terminated under Section 3 hereof)

Type of Stock Option:   Nonqualified Stock Option

1.             Grant of Option. The Company hereby grants to Optionee an option (this "Option") to purchase up to the total number of shares of common stock of the Company set forth above as Total Option Shares (collectively, the "Shares") at the Exercise Price Per Share set forth above (the "Exercise Price"), subject to all of the terms and conditions of this Agreement.

2.             Vesting; Exercise Period.

2.1           Vesting of Shares. This Option shall be immediately and fully exercisable.

2.2           Expiration. This Option shall expire on the Expiration Date set forth above and must be exercised, if at all, on or before the earlier of the Expiration Date or the date on which this Option is earlier terminated in accordance with the provisions of Section 3 hereof.

3.             Termination.

3.1           Termination for Any Reason Except for Cause. If Optionee is terminated for any reason including Optionee's death, Disability but excluding Cause, then this Option may be exercised by Optionee no later than one (1) year following such Termination Date, but in any event no later than the Expiration Date.

3.2           Termination for Cause. If Optionee is terminated for Cause, this Option will expire on the Optionee’s date of Termination.

3.3           No Obligation to Employ. Nothing in this Agreement shall confer on Optionee any right to continue in the employ of, or other relationship with, the Company or any Parent or Subsidiary of the Company, or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Optionee's employment or other relationship at any time, with or without Cause.

3.4           Leave of Absence. Military, sick or bona fide leave shall not be deemed a termination of employment or other association, provided that it does not exceed the longer of ninety (90) days or the period during which the absent Optionee’s reemployment rights, if any, are guaranteed by statute or by contract.

4.             Manner of Exercise.

4.1           Stock Option Exercise Agreement. To exercise this Option, Optionee (or in the case of exercise after Optionee's death, Optionee's executor, administrator, heir or legatee, as the case may be) must deliver to the Company an executed stock option exercise agreement in the such other form as may be approved by the Company from time to time (the "Exercise Agreement"), which shall set forth, inter alia, Optionee's election to exercise this Option, the number of Shares being purchased, any restrictions imposed on the Shares and any representations, warranties and agreements regarding Optionee's investment intent and access to information as may be required by the Company to comply with applicable securities laws. If someone other than Optionee exercises this Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise this Option.

4.2           Limitations on Exercise. This Option may not be exercised unless such exercise is in compliance with all applicable federal and state securities laws, as they are in effect on the date of exercise. This Option may not be exercised as to fewer than 100 Shares unless it is exercised as to all Shares as to which this Option is then exercisable.

4.3           Payment. The Exercise Agreement shall be accompanied by full payment of the Exercise Price for the Shares being purchased in cash (by check), or where permitted by law:

(a)           by cancellation of indebtedness of the Company to the Optionee;

(b)           by surrender of shares of the Company's common stock that either: (1) have been owned by Optionee for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by Optionee in the open public market; and (3) are clear of all liens, claims, encumbrances or security interests;

(c)           by waiver of compensation due or accrued to Optionee for services rendered;

(d)           provided that a public market for the Company's stock exists: (1) through a "same day sale" commitment from Optionee and a broker-dealer that is a member of the National Association of Securities Dealers or a member firm of the Swiss Stock Exchange (a "Qualified Dealer") whereby Optionee irrevocably elects to exercise this Option and to sell a portion of the Shares so purchased to pay for the Exercise Price and whereby the Qualified Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; or (2) through a "margin" commitment from Optionee and a Qualified Dealer whereby Optionee irrevocably elects to exercise this Option and to pledge the Shares so purchased to the Qualified Dealer in a margin account as security for a loan from the Qualified Dealer in the amount of the Exercise Price, and whereby the Qualified Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(e)           by any combination of the foregoing.

4.4           Tax Withholding. Prior to the issuance of the Shares upon exercise of this Option, Optionee must pay or provide for any applicable federal or state withholding obligations of the Company. If the Committee permits, Optionee may provide for payment of withholding taxes upon exercise of this Option by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to the Optionee by deducting the Shares retained from the Shares issuable upon exercise.

4.5           Issuance of Shares. Provided that the Exercise Agreement and payment are in form and substance reasonably satisfactory to counsel for the Company, the Company shall issue the Shares registered in the name of Optionee, Optionee's authorized assignee, or Optionee's legal representative, and shall deliver certificates representing the Shares with the appropriate legends affixed thereto.

5.             Compliance with Laws and Regulations. The exercise of this Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Optionee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's Common Stock may be listed at the time of such issuance or transfer.

6.             Nontransferability of Option. This Option may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the executors, administrators, successors and assigns of Optionee.

7.             Privileges of Stock Ownership. Optionee shall not have any of the rights of a stockholder with respect to any Shares until the Shares are issued to Optionee.

8.             Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or the Company to the Compensation Committee for review.

9.             Entire Agreement. This Agreement and the Employment Agreement constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter.  If there is a conflict between this Agreement and the Employment Agreement, the Employment Agreement shall control.

10.           Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated above or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile.

11.           Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Optionee and Optionee's heirs, executors, administrators, legal representatives, successors and assigns.

12.           Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada, without regard to that body of law pertaining to choice of law or conflict of law.

13.           Acceptance. Optionee hereby acknowledges receipt of a copy of this Agreement. Optionee has read and understands the terms and provisions thereof, and accepts this Option subject to all the terms and conditions of this Agreement. Optionee acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of the Shares and that the Company has advised Optionee to consult a tax advisor prior to such exercise or disposition.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in duplicate by its duly authorized representative and Optionee has executed this Agreement in duplicate as of the Date of Grant.

QUICK-MED TECHNOLOGIES, INC.	OPTIONEE

QUICK-MED TECHNOLOGIES, INC.	J. LADD GREENO

By:
Name:	(Signature)
Title:

Exhibit B

Equity Award Grant Agreement

(Second Option)

This Stock Option Agreement (this "Agreement") is made and entered into as of the Date of Grant set forth below (the "Date of Grant") by and between Quick-Med Technologies, Inc., a Nevada corporation (the "Company"), and the Optionee named below. ("Optionee").  Capitalized terms not defined herein shall have the meanings ascribed to them in the Employment Agreement dated July __, 2007 between the Optionee and the Company (the "Employment Agreement").

Optionee:

Social Security Number:

Optionee's Address:

Total Option Shares:

Exercise Price per Share:

Date of Grant:

Vesting Start Date:

Expiration Date:
(unless earlier terminated under Section 3 hereof)

Type of Stock Option:   Nonqualified Stock Option

1.            Grant of Option. The Company hereby grants to Optionee an option (this "Option") to purchase up to the total number of shares of common stock of the Company set forth above as Total Option Shares (collectively, the "Shares") at the Exercise Price Per Share set forth above (the "Exercise Price"), subject to all of the terms and conditions of this Agreement.

2.            Vesting; Exercise Period.

2.1           Vesting of Shares. This Option shall be exercisable as it vests.

(a)           Subject to the terms and conditions of this Agreement, this Option shall become exercisable as to portions of the Shares as follows: (a) this Option shall not be exercisable with respect to any of the Shares until the 3-month anniversary of the Date of Grant (the “First Vesting Date”); (b) if Optionee has continuously provided services to the Company, or any parent or subsidiary of the Company, at all times during the time period beginning on the Date of Grant and ending on the First Vesting Date, then on the First Vesting Date, this Option shall become exercisable as to 1/16th of the Shares; and (c) thereafter this Option shall become exercisable as to an additional 1/16th of the Shares upon each 3-month anniversary of the First Vesting Date; provided that Optionee has continuously provided services to the Company, or any parent or subsidiary of the Company, during the relevant year; and provided further that this Option shall cease to vest upon Optionee’s termination of employment with the Company. However, if the Company undergoes a Change of Control (i) before the one (1) year anniversary of the Start Date, fifty percent (50%) of the unvested Shares subject to this Option will immediately vest and become exercisable or released from the Company’s repurchase or reacquisition right, and (ii) if the Company undergoes a Change of Control on or after the one (1) year anniversary of the Start Date, one hundred percent (100%) of the unvested Shares subject to this Option will immediately vest and become exercisable or released from the Company’s repurchase or reacquisition right. The Optionee shall in no event be entitled under this Option to purchase a number of shares of the Company’s Common Stock greater than the “Total Option Shares.”

2.2           Vesting of Options. Shares that are vested pursuant to the schedule set forth in Section 2.1 hereof are “Vested Shares.” Shares that are not vested pursuant to the schedule set forth in Section 2.1 hereof are “Unvested Shares.”

2.3           Expiration. This Option shall expire on the Expiration Date set forth above and must be exercised, if at all, on or before the earlier of the Expiration Date or the date on which this Option is earlier terminated in accordance with the provisions of Section 3 hereof.

3.            Termination.

3.1           Termination for Any Reason Except for Cause. If Optionee is Terminated for any reason including Optionee's death, Disability but excluding Cause, then this Option to the extent (and only to the extent) that it is vested in accordance with the schedule set forth in Section 2.1 hereof on the Termination Date, may be exercised by Optionee no later than one (1) year following such Termination Date, but in any event no later than the Expiration Date.

3.2           Termination for Cause. If Optionee is Terminated for Cause, this Option will expire on the Optionee’s date of Termination.

3.3           No Obligation to Employ. Nothing in this Agreement shall confer on Optionee any right to continue in the employ of, or other relationship with, the Company or any Parent or Subsidiary of the Company, or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Optionee's employment or other relationship at any time, with or without Cause.

3.4           Leave of Absence. Military, sick or bona fide leave shall not be deemed a termination of employment or other association, provided that it does not exceed the longer of ninety (90) days or the period during which the absent Optionee’s reemployment rights, if any, are guaranteed by statute or by contract.

4.            Manner of Exercise.

4.1           Stock Option Exercise Agreement. To exercise this Option, Optionee (or in the case of exercise after Optionee's death, Optionee's executor, administrator, heir or legatee, as the case may be) must deliver to the Company an executed stock option exercise agreement in the such other form as may be approved by the Company from time to time (the "Exercise Agreement"), which shall set forth, inter alia, Optionee's election to exercise this Option, the number of Shares being purchased, any restrictions imposed on the Shares and any representations, warranties and agreements regarding Optionee's investment intent and access to information as may be required by the Company to comply with applicable securities laws. If someone other than Optionee exercises this Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise this Option.

4.2           Limitations on Exercise. This Option may not be exercised unless such exercise is in compliance with all applicable federal and state securities laws, as they are in effect on the date of exercise. This Option may not be exercised as to fewer than 100 Shares unless it is exercised as to all Shares as to which this Option is then exercisable.

4.3           Payment. The Exercise Agreement shall be accompanied by full payment of the Exercise Price for the Shares being purchased in cash (by check), or where permitted by law:

(a)           by cancellation of indebtedness of the Company to the Optionee;

(b)           by surrender of shares of the Company's common stock that either: (1) have been owned by Optionee for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by Optionee in the open public market; and (3) are clear of all liens, claims, encumbrances or security interests;

(c)           by waiver of compensation due or accrued to Optionee for services rendered;

(d)           provided that a public market for the Company's stock exists: (1) through a "same day sale" commitment from Optionee and a broker-dealer that is a member of the National Association of Securities Dealers or a member firm of the Swiss Stock Exchange (a "Qualified Dealer") whereby Optionee irrevocably elects to exercise this Option and to sell a portion of the Shares so purchased to pay for the Exercise Price and whereby the Qualified Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; or (2) through a "margin" commitment from Optionee and a Qualified Dealer whereby Optionee irrevocably elects to exercise this Option and to pledge the Shares so purchased to the Qualified Dealer in a margin account as security for a loan from the Qualified Dealer in the amount of the Exercise Price, and whereby the Qualified Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(e)           by any combination of the foregoing.

4.4           Tax Withholding. Prior to the issuance of the Shares upon exercise of this Option, Optionee must pay or provide for any applicable federal or state withholding obligations of the Company. If the Committee permits, Optionee may provide for payment of withholding taxes upon exercise of this Option by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to the Optionee by deducting the Shares retained from the Shares issuable upon exercise.

4.5           Issuance of Shares. Provided that the Exercise Agreement and payment are in form and substance reasonably satisfactory to counsel for the Company, the Company shall issue the Shares registered in the name of Optionee, Optionee's authorized assignee, or Optionee's legal representative, and shall deliver certificates representing the Shares with the appropriate legends affixed thereto.

5.             Compliance with Laws and Regulations. The exercise of this Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Optionee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's Common Stock may be listed at the time of such issuance or transfer.

6.             Nontransferability of Option. This Option may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the executors, administrators, successors and assigns of Optionee.

7.             Privileges of Stock Ownership. Optionee shall not have any of the rights of a stockholder with respect to any Shares until the Shares are issued to Optionee.

8.             Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or the Company to the Compensation Committee for review.

9.             Entire Agreement. This Agreement and the Employment Agreement constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter.  If there is a conflict between this Agreement and the Employment Agreement, the Employment Agreement shall control.

10.           Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated above or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile.

11.           Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Optionee and Optionee's heirs, executors, administrators, legal representatives, successors and assigns.

12.           Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada, without regard to that body of law pertaining to choice of law or conflict of law.

13.           Acceptance. Optionee hereby acknowledges receipt of a copy of this Agreement. Optionee has read and understands the terms and provisions thereof, and accepts this Option subject to all the terms and conditions of this Agreement. Optionee acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of the Shares and that the Company has advised Optionee to consult a tax advisor prior to such exercise or disposition.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in duplicate by its duly authorized representative and Optionee has executed this Agreement in duplicate as of the Date of Grant.

QUICK-MED TECHNOLOGIES, INC.	OPTIONEE

QUICK-MED TECHNOLOGIES, INC.	J. LADD GREENO

By:
Name:	(Signature)
Title:

Exhibit C

Release Agreement

For and in consideration of the payments and other benefits described in the Employment Agreement dated as of July __, 2007 (the “Agreement”) by and by and between Quick-Med Technologies, Inc. (the “Company”) and J. Ladd Greeno (the “Executive”), and for other good and valuable consideration, Executive on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby releases the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”) from any and all claims, whether known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.             any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b.             any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.             any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.             any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; and the Massachusetts Fair Employment Practice Act;

e.             any and all claims for violation of the federal or any state constitution;

f.             any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.             any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by the Executive as a result of this Agreement; and

h.             any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  Notwithstanding anything else herein to the contrary, this Release shall not affect:  (i) the obligations of the Company set forth in the Agreement or other obligations that, in each case, by their terms, are to be performed after the date hereof by the Company (including, without limitation, obligations to Executive under any stock option, stock award or agreements or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); (ii) obligations to indemnify Executive respecting acts or omissions in connection with Executive’s service as a director, officer or employee of the Company; (iii) any right Executive may have as a shareholder of the Company; (iv) any right Executive may have to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and the Company are jointly responsible; (v) claims that cannot be released as a matter of law; or (vi) any rights or claims that may arise after the Effective Date of this Agreement.

Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Executive acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Release; (b) he has twenty-one (21) days within which to consider this Release; (c) he has seven (7) days following his execution of this Release to revoke this Release; (d) this Release shall not be effective until after the revocation period has expired; and (e) nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

J. Ladd Greeno, an individual

Dated:
J. Ladd Greeno

QUICK-MED TECHNOLOGIES

Dated:	By
[OFFICER NAME]
[OFFICER TITLE]

EXHIBIT D

To:	Quick-Med Technologies, Inc.

From:	J. Ladd Greeno

Date:	August 6, 2007

SUBJECT:	Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements

☑	See below:

See attached list of publications.

_______________________________________________________________

_______________________________________________________________

☑	Additional sheets attached

J. Ladd Greeno
Selected Publications

Moody-Stuart, Mark, J. Ladd Greeno, and Jonathan B Shopley.. “Profits with Principles—the Transformation of Royal Dutch/Shell.” Prism. Fourth Quarter, 1998.

Greeno, J. Ladd, Gilbert S. Hedstrom, and Jonathan Shopley. “The Sustainable Development Challenge: Using EH&S to Create Business Value and Strategic Advantage” in Corporate Environmental Strategy. Volume 5, Number 3, Elsevier Science, 1998.

Ross, Christopher E.H., J. Ladd Greeno, and Albert Sherman. “Scenario Thinking: Planning for Futures You Want and the Futures You Just Might Get).” Prism. Third Quarter, 1997.

Greeno, J. Ladd. “Managing the Environmental Challenge for Business Success: Implications for the Oil and Gas Industry.” Paper presented to the World Forum on Energy and the Environment—Strategies for a Sustainable World. Centro International de Educación y Desarrollo (CIED). Caracas, Venezuela. November, 1997.

Greeno, J. Ladd and John S. Willson. “New Frontiers in Environmental Management” in Kolluru, Rao V., et al., editors. Risk Assessment and Management Handbook. New York: McGraw-Hill, Inc., 1996.

Greeno, J. Ladd, Karen Blumenfeld, and S. Nasir Ali. “Rethinking the Environment for Business Advantage.” Prism. First Quarter, 1996.

Greeno, J. Ladd (individual contributor, along with eleven other experts) “Perspectives: The Challenge of Going Green.” Harvard Business Review. Volume 72, Number 4. July- August 1994.

Greeno, J. Ladd, “Corporate Environmental Excellence and Stewardship: Five Critical Tasks of Top Management” in Total Quality Environmental Management, Volume 3, Number 4, 1994.

Willson, John S. and J. Ladd Greeno. “Doing More With Less: Improving Environmental Productivity” Prism. Third Quarter, 1994.

Greeno, J. Ladd. “Corporate Environmental Excellence and Stewardship” in Kolluru, Rao V., editor. Environmental Strategies Handbook. New York: McGraw-Hill, Inc., 1993.

Greeno, J. Ladd. “The Director as Environmental Steward.” Directors & Boards Volume 18, Number 1. Fall 1993.

Willson, John S. and J. Ladd Greeno. “Business and the Environment: The Shape of Things to Come.” Prism. Third Quarter, 1993.

Greeno Publications
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Greeno, J. Ladd and S. Noble Robinson. “Rethinking Corporate Environmental Management.” Columbia Journal of World Business, Volume XXVII, Nos. III & IV, 1992.

Greeno, J. Ladd, Gilbert S. Hedstrom, and William F. Wescott. “The View from Rio.” Prism. Third Quarter, 1992.

Graham, Ann B., J. Ladd Greeno, Gilbert S. Hedstrom, Patricia A Mahon, Stephen Poltorzycki, S. Noble Robinson, and John S. Willson. Managing the Global Environmental Challenge. New York: Business International/The Economist Group, 1992.

DiBerto, Maryanne, J. Ladd Greeno, Gilbert S. Hedstrom, Ralph L. Rhodes, Ann C. Smith, and William A. Yodis. ICC Guide to Effective Environmental Auditing. Paris: ICC Publishing SA, 1991. (Also published as Guía CCI para un Proceso de Auditoría Medioambiental Eficaz. Paris: CCI, 1991.)

Greeno, J. Ladd. “Environmental Excellence: Meeting the Challenge.” Prism. Third Quarter, 1991.

Greeno, J. Ladd, Bernhard Metzger, and Karen Blumenfeld. “The Environmental Leadership Strategy: A New Imperative for Management.” Paper presented to The Second Annual Joseph H. Lauder Institute Conference, The Wharton School of the University of Pennsylvania. February, 1991.

Greeno, J. Ladd. “Corporate Environmental Excellence: Why–Who–What–When– Where.” Paper based on featured presentation at the Corporate Environmental Excellence Conference. February, 1991.

Greeno, J. Ladd. “Environment on Business’s Agenda.” Los Angeles Times. January 9, 1991.

Greeno, J. Ladd, Ronald A. N. McLean, and Frank Annighofer. “The New Environmental Stewardship.” Prism. Second Quarter, 1990.

Stricoff, R. Scott, Lisa M. Benedixen, J. Ladd Greeno, Thomas McKelvey, Henry Ozog, Stephen Poltorzycki, and R. Peter Stickles. Guidelines for the Technical Management of Chemical Process Safety. New York: American Institute of Chemical Engineers, Center for Chemical Process Safety, 1989.

Greeno, J. Ladd, Gilbert S. Hedstrom, and Maryanne DiBerto. The Environmental, Health, and Safety Auditor’s Handbook. Cambridge: Arthur D. Little, Inc. 1988.

Greeno, J. Ladd, Gilbert S. Hedstrom, and Maryanne DiBerto. Environmental Auditing: Fundamentals and Techniques. New York: John Wiley & Sons, 1985. (Also published in Japanese by Japan Management Association, 1993.)

Greeno Publications
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Funkhouser, John T. and J. Ladd Greeno, “The Growth and Evolution of Environmental Auditing” in Harrison, L. Lee, editor. Environmental Auditing Handbook. New York: McGraw-Hill, 1984.

Greeno, J. Ladd and Gilbert S. Hedstrom. “Alternative Approaches to Environmental Auditing” in Harrison, L. Lee, editor. Environmental Auditing Handbook. New York: McGraw-Hill, 1984.

Greeno, J. Ladd and Gilbert S. Hedstrom. “How To Size Up Your Auditing Program” in Harrison, L. Lee, editor. Environmental Auditing Handbook. New York: McGraw-Hill, 1984.

Greeno, J. Ladd. “Look Beyond Compliance in Assessing Risks.” The Wall Street Journal, Manager’s Journal. December 17, 1984.

Greeno Publications
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